2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES RECORD

SECOND QUARTER 2005 RESULTS

Houston, Texas - July 26, 2005...Southwestern Energy Company (NYSE: SWN) today announced financial and operating results for the second quarter of 2005. Highlights include:

* Record earnings of $26.8 million, up 29% from the same period in 2004

* Record net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure reconciled below) of $65.1 million, up 29% from the same period in 2004

* Natural gas and crude oil production of 15.0 Bcfe, up 19% over second quarter 2004 levels

For the second quarter of 2005, Southwestern reported net income of $26.8 million, or $0.36 per diluted share, up 29% from $20.8 million, or $0.28 per diluted share, for the same period in 2004. All historical per share information has been adjusted to reflect the company's two-for-one stock split effective June 3, 2005. Net cash provided by operating activities before changes in operating assets and liabilities (non-GAAP; see reconciliation below), was $65.1 million in the second quarter of 2005, up 29% from $50.3 million for the same period in 2004. A 19% increase in production volumes and higher realized natural gas and oil prices, partially offset by increased operating costs and expenses, drove the improved financial results.

Net income for the six months ended June 30, 2005 was $59.4 million, or $0.79 per diluted share, up 31% from $45.3 million, or $0.62 per diluted share, for the same period in 2004. Net cash provided by operating activities before changes in operating assets and liabilities was $138.7 million for the first six months of 2005, up 30% from $106.8 million for the same period in 2004.

"We are continuing to have excellent results in our E&P segment," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "Our production volumes increased 19% over the prior year second quarter despite the curtailment of a portion of our production at our Overton Field in East Texas which was resolved late in the second quarter. We are pleased with our results for first half of 2005 and look forward to continued success in the remainder of the year."

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Second Quarter of 2005 Financial Results

E&P Segment - Operating income from the company's E&P segment was $48.6 million for the three months ended June 30, 2005, up from $37.5 million for the same period in 2004. The increase was primarily due to a 19% increase in production volumes and higher realized natural gas and oil prices, partially offset by higher operating costs and expenses.

Gas and oil production totaled 15.0 Bcfe for the three months ended June 30, 2005, up from 12.6 Bcfe in the second quarter of 2004. The increase in 2005 production resulted primarily from increased production from the company's Overton Field in East Texas, the Arkoma Basin and the development of the company's River Ridge discovery in New Mexico. Production during the second quarter included the effects of curtailment of a portion of the company's production at its Overton Field due to pipeline repairs to a non-operated transmission line into which the company delivers a large portion of its gas production. The curtailment issues at Overton were resolved late in the second quarter.

Southwestern's average realized gas price was $5.71 per Mcf (including the effect of hedges) in the three months ended June 30, 2005 compared to $5.25 per Mcf in the same period of 2004. The company's hedging activities decreased the average gas price realized during the second quarter of 2005 by $0.75 per Mcf, compared to a decrease of $0.57 per Mcf during the same period of 2004. Locational differences in market prices for natural gas have continued to be wider than historically experienced. Disregarding the impact of hedges, the company's average price received for its gas production during the second quarter of 2005 was approximately $0.27 per Mcf lower than average NYMEX spot prices, compared to approximately $0.17 per Mcf during the second quarter of 2004. The company currently estimates that its average realized market differentials for the third quarter of 2005 will be in the range of $0.25 to $0.30 per Mcf.

Southwestern's average realized oil price was $40.81 per barrel, including the effect of hedges, during the second quarter of 2005 compared to $28.68 per barrel in the second quarter of 2004. The average realized oil prices for the second quarter of 2005 and 2004 were reduced by $9.27 per barrel and $8.41 per barrel, respectively, due to the effects of Southwestern's hedging activities.

Lease operating expenses per Mcfe for the company's E&P segment were $0.43 for the second quarter of 2005, compared to $0.39 for the same period in 2004. The increase in lease operating expenses per Mcfe in 2005 resulted from an increase in compression costs and generally higher oil field service costs. General and administrative expenses per Mcfe were $0.39 during the second quarter of 2005, as compared with $0.35 for the same period in 2004. General and administrative expenses for the E&P segment were higher primarily due to increased compensation costs associated with increased staffing levels. Taxes other than income taxes per Mcfe were $0.32 during the second quarter of 2005, compared to $0.28 per Mcfe during the same period in 2004. The increase in 2005 was due primarily to increased severance taxes that resulted from higher average market prices in effect for natural gas and crude oil. The company's full cost pool amortization rate increased to $1.38 per Mcfe in the second quarter of 2005, compared to $1.18 per Mcfe for the same period in 2004, primarily due to increased finding and development costs.

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Southwestern currently expects its full cost pool amortization rate to average between $1.40 and $1.45 per Mcfe for 2005.

Natural Gas Distribution Segment - The company's utility segment recorded a seasonal operating loss of $2.4 million for the three months ended June 30, 2005, compared to an operating loss of $1.4 million for the same period in 2004. The decrease in operating income for this segment primarily resulted from increased operating costs and expenses.

Marketing and Other - Operating income from our natural gas marketing activities was $0.9 million for the three months ended June 30, 2005, compared to $0.8 million in 2004. The company recorded pre-tax income from operations of $0.2 million relating to the company's 25% interest in the Ozark Gas Transmission System during the second quarter of 2005, compared to a pre-tax loss of $0.7 million for the same period in 2004.

First Six Months of 2005 Financial Results

E&P Segment - Operating income for the E&P segment was $96.3 million during the first six months of 2005, compared to $70.9 million during the first six months of 2004. The increase was primarily due to a 21% increase in production volumes combined with higher realized oil and gas prices. Revenues for the first six months of 2005 and 2004 also included pre-tax gains of $2.1 million and $3.0 million, respectively, related to the sale of gas in storage inventory.

Gas and oil production increased to 29.0 Bcfe for the six months ended June 30, 2005, as compared to 24.0 Bcfe for the first six months of 2004 despite the curtailment issue at Overton which was not resolved until late in the second quarter. The increase in production resulted primarily from the company's increased production from the Overton Field in East Texas, the Arkoma Basin and from the development of the company's River Ridge discovery in New Mexico.

Southwestern's average realized gas price was $5.71 per Mcf (including the effect of hedges) in the first six months of 2005 compared to $5.09 per Mcf in the first six months of 2004. The company's hedging activities decreased the average gas price realized during the first six months of 2005 by $0.39 per Mcf, compared to a decrease of $0.50 per Mcf during the same period of 2004. Southwestern's average realized oil price was $39.42 per barrel for the first six months of 2005, compared to $28.55 per barrel during the first six months of 2004. The average realized oil prices for the first six months of 2005 and 2004 were reduced by $9.46 per barrel and $6.86 per barrel, respectively, due to the effects of Southwestern's hedging activities. Disregarding the impact of hedges, the average price received for the company's gas production during the first half of 2005 was approximately $0.40 per Mcf lower than average NYMEX spot prices, compared to the average for the prior year period of approximately $0.25 per Mcf. This change was due to widening locational market differentials that have occurred since the prior year period.

Lease operating expenses per Mcfe for the company's E&P segment were $0.44 per Mcfe during the first six months of 2005, compared to $0.39 per Mcfe during the same period in 2004, due to increased compression costs and generally higher oil field service costs. General and administrative expenses per Mcfe were $0.39 during the first six months of

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2005, compared to $0.37 per Mcfe in the same period in 2004, primarily due to increased compensation costs associated with increased staffing levels. Taxes other than income taxes per Mcfe were $0.32 during the first six months of 2005, compared to $0.27 per Mcfe during the same period in 2004, primarily due to increased severance taxes. The company's full cost pool amortization rate increased to $1.34 per Mcfe in the first six months of 2005, compared to $1.18 per Mcfe for the same period in 2004, primarily due to increased finding and development costs.

Natural Gas Distribution Segment - Operating income for Southwestern's utility was $5.1 million during the first six months of 2005, down from $7.4 million during the first six months of 2004. The decrease in operating income for this segment resulted from decreased deliveries caused by warmer weather for the first half of 2005, which was 10% warmer than normal and 5% warmer than the same period in 2004, and from increased operating costs and expenses.

Marketing and Other - Operating income for the company's natural gas marketing activities was $2.0 million during the first six months of 2005, compared to $1.7 million in the same period in 2004. The company recorded pre-tax income from operations related to its investment in NOARK of $0.3 million during the first six months of 2005, compared to pre-tax loss of $0.5 million in the same period in 2004.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended June 30,		6 Months Ended June 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$65,065	$50,303	$138,681	$106,822
Add back (deduct):
Change in operating assets and liabilities	(3,773)	(6,570)	25,710	13,651
Net cash provided by operating activities before changes in operating assets and liabilities	$61,292	$43,733	$164,391	$120,473

Southwestern will host a teleconference call on Wednesday, July 27, 2005, at 10:00 a.m. Eastern to discuss the company's second quarter 2005 financial and operating results. The toll-free number to call is 800-500-0177 and the reservation number is 5284680. The teleconference can also be heard "live" over the Internet at the company's website:

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http://www.swn.com.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays, the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position, the extent of the company's success in drilling and completing horizontal wells, the company's ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation, lack of experience owning and operating drilling rigs, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities, the effects of weather and regulation on the company's gas distribution segment, increased competition, the impact of federal, state and local government regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions and prices (including regional basis differentials), the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field personnel, services, drilling rigs and other equipment, and any other factors listed in the reports filed by the company with the Securities and Exchange Commission (the "SEC"). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)			Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Six Months
Periods Ended June 30	2005	2004	2005	2004
Exploration & Production
Production
Gas production (MMcf)	13,940	11,781	26,959	22,296
Oil production (MBbls)	182	140	343	292
Total equivalent production (MMcfe)	15,032	12,621	29,019	24,048
Commodity Prices
Average realized gas price per Mcf	$5.71	$5.25	$5.71	$5.09
Average realized oil price per Bbl	$40.81	$28.68	$39.42	$28.55
Operating Expenses per Mcfe
Lease operating expenses	$0.43	$0.39	$0.44	$0.39
Taxes, other than income taxes	$0.32	$0.28	$0.32	$0.27
General & administrative expenses	$0.39	$0.35	$0.39	$0.37
Full cost pool amortization	$1.38	$1.18	$1.34	$1.18

Marketing
Gas volumes marketed (MMcf)	15,021	13,143	29,386	25,424

Gas Distribution
Deliveries (Bcf)
Sales and end-use transportation	3.8	3.9	13.0	13.7
Off-system transportation	-	-	-	1.0
Number of customers - period end	143,855	140,227	143,855	140,227
Average sales rate per Mcf	$12.57	$11.06	$9.89	$8.73
Heating weather - degree days	315	261	2,217	2,322
- percent of normal	98%	84%	90%	95%

STATEMENTS OF OPERATIONS (Unaudited)			Page 2 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Six Months
Periods Ended June 30	2005	2004	2005	2004
	(in thousands, except share/per share amounts)
Operating Revenues
Gas sales	$ 93,192	$ 73,838	$ 219,463	$ 174,857
Gas marketing	30,203	15,674	54,750	24,860
Oil sales	7,428	4,008	13,539	8,342
Gas transportation and other	1,640	2,907	5,764	8,158
	132,463	96,427	293,516	216,217
Operating Costs and Expenses
Gas purchases - utility	5,078	3,518	38,901	35,050
Gas purchases - marketing	28,932	14,572	52,130	22,635
Operating expenses	12,413	10,498	24,346	20,210
General and administrative expenses	10,308	8,264	20,611	16,274
Depreciation, depletion and amortization	23,009	17,091	43,256	32,617
Taxes, other than income taxes	5,542	4,238	10,865	7,878
	85,282	58,181	190,109	134,664
Operating Income	47,181	38,246	103,407	81,553
Interest Expense
Interest on long-term debt	5,241	4,376	10,164	8,797
Other interest charges	358	316	668	828
Interest capitalized	(944)	(745)	(1,639)	(1,293)
	4,655	3,947	9,193	8,332
Other Income (Expense)	15	(868)	199	(547)
Income Before Income Taxes and Minority Interest	42,541	33,431	94,413	72,674
Minority Interest in Partnership	(315)	(431)	(408)	(830)
Income Before Income Taxes	42,226	33,000	94,005	71,844
Provision for Income Taxes - Deferred	15,412	12,210	34,570	26,582
Net Income	$ 26,814	$ 20,790	$ 59,435	$ 45,262
Earnings Per Share: (1)
Basic	$0.37	$0.29	$0.82	$0.64
Diluted	$0.36	$0.28	$0.79	$0.62
Weighted Average Common Shares Outstanding: (1)
Basic	72,474,987	71,342,912	72,363,971	71,220,908
Diluted	75,202,033	73,650,562	75,057,761	73,439,858

(1) 2004 restated to reflect a two-for-one stock split effected in June 2005.

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

June 30	2005	2004
	(in thousands)
ASSETS

Current Assets	$ 109,454	$ 91,370
Investments	15,738	13,295
Property, Plant and Equipment, at cost	1,947,090	1,596,303
Less: Accumulated depreciation, depletion and amortization	820,277	738,020
	1,126,813	858,283
Other Assets	17,470	15,490
	$ 1,269,475	$ 978,438

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$ 163,579	$ 107,591
Long-Term Debt	328,100	278,000
Deferred Income Taxes	226,763	173,397
Other Liabilities	51,025	27,007
Commitments and Contingencies
Minority Interest in Partnership	12,074	12,483
Shareholders' Equity
Common stock, $.10 par value; authorized 220,000,000 shares, issued 74,451,168 shares in 2005 and 2004 (1)	7,445	7,445
Additional paid-in capital (1)	131,388	120,958
Retained earnings	409,896	292,147
Accumulated other comprehensive income (loss)	(50,334)	(24,201)
Common stock in treasury, at cost, 964,815 shares in 2005 and 2,116,490 shares in 2004 (1)	(5,374)	(11,789)
Unamortized cost of restricted shares issued under stock incentive plan, 617,662 shares in 2005 and 836,250 shares in 2004 (1)	(5,087)	(4,600)
	487,934	379,960
	$ 1,269,475	$ 978,438

(1) 2004 restated to reflect a two-for-one stock split effected in June 2005.

STATEMENTS OF CASH FLOWS (Unaudited)		Page 4 of 5
Southwestern Energy Company and Subsidiaries

	Six Months
Periods Ended June 30	2005	2004
	(in thousands)
Cash Flows From Operating Activities
Net Income	$ 59,435	$ 45,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	45,264	34,372
Deferred income taxes	34,570	26,582
Ineffectiveness of cash flow hedges	(531)	1,239
Gain on sale of other property, plant & equipment	-	(1,534)
Equity in (income) loss of NOARK partnership	(273)	545
Minority interest in partnership	216	356
Change in operating assets and liabilities	25,710	13,651
Net cash provided by operating activities	164,391	120,473

Cash Flows From Investing Activities
Capital expenditures	(176,981)	(124,234)
Proceeds from sale of property, plant & equipment	1,040	1,906
Other items	(297)	(74)
Net cash used in investing activities	(176,238)	(122,402)

Cash Flow From Financing Activities
Payments on revolving long-term debt	(179,100)	(210,300)
Borrowings under revolving long-term debt	182,200	209,500
Debt issuance costs	(1,180)	(1,514)
Change in bank drafts outstanding	5,743	898
Proceeds from exercise of common stock options	3,694	3,154
Net cash provided by financing activities	11,357	1,738

Decrease in cash	(490)	(191)
Cash at beginning of year	1,235	1,277
Cash at end of period	$ 745	$ 1,086

SEGMENT INFORMATION (Unaudited)					Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration		Gas	Marketing
	& Production		Production	& Other	Eliminations	Total
				(in thousands)
Quarter Ending June 30, 2005

Revenues	$87,040		$24,433	$92,414	$(71,424)	$132,463
Gas purchases	-		14,237	91,031	(71,258)	34,010
Operating expenses	6,417		6,029	-	(33)	12,413
General & administrative expenses	5,899		4,169	373	(133)	10,308
Depreciation, depletion & amortization	21,286		1,688	35	-	23,009
Taxes, other than income taxes	4,839		671	32	-	5,542
Operating Income (Loss)	$48,599		$(2,361)	$943	$-	$47,181

Capital Investments	$103,068	(1)	$2,701	$53	$-	$105,822

Quarter Ending June 30, 2004

Revenues	$65,872		$23,012	$73,925	$(66,382)	$96,427
Gas purchases	-		12,994	71,332	(66,236)	18,090
Operating expenses	4,954		5,569	-	(25)	10,498
General & administrative expenses	4,434		3,645	306	(121)	8,264
Depreciation, depletion & amortization	15,444		1,616	31	-	17,091
Taxes, other than income taxes	3,588		616	34	-	4,238
Operating Income (Loss)	$37,452		$(1,428)	$2,222	$-	$38,246

Capital Investments	$66,428	(1)	$1,241	$533	$-	$68,202

Six Months Ending June 30, 2005

Revenues	$169,583		$87,184	$171,591	$(134,842)	$293,516
Gas purchases	-		56,732	168,747	(134,448)	91,031
Operating expenses	12,714		11,758	-	(126)	24,346
General & administrative expenses	11,343		8,829	707	(268)	20,611
Depreciation, depletion & amortization	39,800		3,387	69	-	43,256
Taxes, other than income taxes	9,396		1,392	77	-	10,865
Operating Income	$96,330		$5,086	$1,991	$-	$103,407

Capital Investments	$181,523	(1)	$4,783	$377	$-	$186,683

Six Months Ending June 30, 2004

Revenues	$124,943		$84,271	$135,453	$(128,450)	$216,217
Gas purchases	-		54,342	131,470	(128,127)	57,685
Operating expenses	9,328		10,962	-	(80)	20,210
General & administrative expenses	8,870		7,084	563	(243)	16,274
Depreciation, depletion & amortization	29,336		3,217	64	-	32,617
Taxes, other than income taxes	6,528		1,284	66	-	7,878
Operating Income	$70,881		$7,382	$3,290	$-	$81,553

Capital Investments	$123,011	(1)	$3,180	$648	$-	$126,839

(1) Exploration and Production capital expenditures include $8.9 million and $10.6 million for the three and six months periods ended June 30, 2005, respectively, and ($5.5) million and $2.6 million for the three and six month periods ended June 30, 2004, respectively, relating to the change in accrued expenditures between periods.